Exhibit 10.3

SUN MICROSYSTEMS LTD

Severance Agreement With

Peter Ryan

This Agreement is hereby entered into by Sun Microsystems LTD, and its successor or successors (collectively referred to as “Sun”) with Peter Ryan (“Executive”).

The Sun Microsystems LTD Severance Agreement With Peter Ryan (the “Agreement”) provides Notification Pay and Severance Benefits if Executive’s employment terminates because of a Retirement, Mutual Agreement, Material Job Change, Workforce Reduction, or Involuntary Termination. However, this Agreement does not provide benefits (i) if Executive voluntarily terminates employment (other than Mutual Agreement or Material Job Change) prior to qualifying for Retirement, (ii) if Executive is involuntarily terminated for Cause or (iii) if Executive is entitled to or has received payments under a change of control agreement. Executive must sign, and not revoke, a Release and Waiver Agreement which releases all Sun entities (“Release & Waiver”), in order to receive Severance Benefits.

The Agreement is intended to comply with Code § 409A of the Internal Revenue Code. The Agreement is also intended to satisfy, where applicable, any obligations of Sun under the Federal Worker Adjustment and Retraining Notification (“WARN”) Act.

Notification Pay and Severance Benefits

Under this Agreement, Executive is eligible to receive two types of Benefits: Notification Pay and Severance Benefits if Executive’s employment terminates because of a Retirement, Mutual Agreement, Material Job Change, Workforce Reduction, or Involuntary Termination and Executive meets the conditions for receiving the benefits under this Agreement.

You are entitled solely to the “Notification Pay” and “Severance Benefits” defined below and only if you meet the conditions for receiving the benefits under this agreement. This Severance Agreement amends and replaces in its entirety the Section entitled “NOTICE” in the Sun Microsystems LTD Written Statement of Terms and Conditions of Employment that you signed on 23 May 2006 and amends and replaces any other agreement as well as any other termination practice and/or entitlement existing within Sun Microsystems LTD at the time of Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A).

“Notification Pay” consists of Employment Transition Services and a lump sum payment equal to 16 weeks of Weekly Base Pay. Executive does not need to sign a Release & Waiver in order to receive Notification Pay. If Executive receives a written Termination Letter that Executive’s employment will terminate, Executive will receive Notification Pay. Sun will pay the lump sum amount as soon as administratively practicable following receipt by the Executive of the written Termination Letter and Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A), unless Executive is a Key Employee (as determined by Sun Microsystems, Inc. in accordance with Code § 409A). If Executive is a Key Employee, Sun will pay Executive’s Notification Pay in one lump sum payment on the date (or as soon as administratively practical thereafter) that is six (6) months following the date of Executive’s Separation from Service (as determined by Sun in accordance with Code § 409A).

“Severance Benefits” consist of a lump sum cash payment and payment on behalf of the Executive of Continuation of Coverage Premiums, based on eligibility and selection of coverage by the Executive, for the number of weeks for which the lump sum cash payment is paid by Sun. The lump sum cash payment (“Severance Payment”) shall be equal to 1 times Executive’s Weekly Base Pay times the sum of 32 weeks plus 4 weeks for each Year of Service; however, the sum shall not exceed a total of 64 weeks. Executive will not receive Severance Benefits if Executive does not sign a Release & Waiver, or if Executive signs the Release & Waiver but revokes it within the seven (7) calendar day revocation period.

After Executive receives a Termination Letter, and is terminated per the terms of that letter, Executive may choose to sign the Release & Waiver in order to also receive Severance Benefits. Executive will have 45 calendar days after Executive’s employment termination date to sign the Release & Waiver. If Executive does not sign and return the Release &Waiver to Sun within the 45 days after Executive’s employment termination date or Executive subsequently revokes the Release & Waiver during the seven (7) calendar day revocation period, Executive will not be eligible to receive the Severance Payment and the payment arrangement of Continuation of Coverage Premiums. Executive may not sign the Release & Waiver prior to Executive’s employment termination date.

In the event the Release & Waiver is signed and not revoked in accordance with the previous paragraph, Sun will pay the Severance Payment 45 days following Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A) (or as soon as administratively practicable thereafter), unless Executive is a Key Employee (as determined by Sun Microsystems, Inc. in accordance with Code § 409A). If Executive is a Key Employee, Sun will pay Executive’s Severance Payment in one single sum payment on the date (or as soon as administratively practicable thereafter) that is six (6) months following the date of Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A).

“Employment Transition Services” for purposes of this Agreement means career service assistance for eighteen (18) months. Employment Transition Services become available to Executive on the date of Executive’s Separation from Service (as determined by Sun in accordance with Code § 409A) and continue for eighteen (18) months thereafter. In no event may Employment Transition Services continue beyond December 31 of the second calendar year following the calendar year in which the Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A) occurs.

“Continuation of Coverage”: If Executive is eligible for a Severance Payment and elects Continuation of Coverage under COBRA or the then current available local policy (if offered), Sun will pay Executive’s premiums to Sun’s plan administrator or benefit provider, where applicable, for a period equal to the number of weeks of Weekly Base Pay Executive will receive as a Severance Payment (not to exceed the maximum period of plan eligible coverage). However, in no event may payment premiums (under COBRA or otherwise) continue beyond December 31 of the second calendar year following the calendar year in which Executive has a Separation from Service. If Executive is eligible for COBRA, then the section below regarding “COBRA” will apply.

“COBRA Premiums” for purposes of this Agreement are the COBRA premiums that Executive would have to pay to continue for a certain period of time, the medical, dental, and/or vision coverage that Executive had immediately prior to terminating employment. Executive’s existing coverage under Sun’s group health plan (and, if applicable, the existing group health coverage for Executive’s enrolled eligible dependents) will end on the date on which Executive’s employment terminates. Executive and his eligible dependents may then be eligible to elect temporary continuation coverage under Sun’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Upon the conclusion of any Sun-paid coverage, Executive (and, if applicable, Executive’s eligible dependents) may continue COBRA coverage at Executive’s own expense in accordance with COBRA. No provision of the Agreement will affect the continuation coverage rules under COBRA. Therefore, the period during which Executive must elect to continue Sun’s group health plan coverage under COBRA, the length of time during which COBRA coverage will be made available to Executive, and all other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of the Agreement.

“Weekly Base Pay” for purposes of this Agreement means Executive’s base pay for a calendar week as of the date of the Termination Letter, which does not include car allowance, draws, spifs, bonuses or any non-base compensation.

“Year of Service” for purposes of this Agreement means a full or partial year of service with Sun prior to Executive’s employment termination date. A partial year of service will be treated as a full year of service.

Conditions For Receiving Benefits

Executive will receive Notification Pay and Severance Benefits under this Agreement if Executive meets all of the following conditions:

•

Executive either (i) informs Sun of his intent to terminate employment and receives a formal written notice that states the date Executive’s employment will terminate and that Executive’s termination is because of Retirement, Mutual Agreement, or Material Job Change or (ii) Executive receives a formal written notice that states the date Executive’s employment will terminate and that Executive’s termination is because of a Workforce Reduction or Involuntary Termination (“Termination Letter”);

•	Executive abides by any written terms and requirements that Sun may establish as a condition to receiving Benefits; and

•

For Severance Benefits only, Executive signs the Release & Waiver within 45 days after Executive’s employment termination date and does not revoke the Release & Waiver within the seven (7) calendar day revocation period.

“Retirement” for purposes of this Agreement means Executive’s voluntary resignation from Sun at or after attaining age 55 and with a number of full years of service with Sun that when added to Executive’s age (in full years), the sum equals or exceeds 65. Notwithstanding the foregoing sentence, Executive must have a minimum of five (5) full years of service in order to qualify for Retirement. Executive’s resignation will not be considered Retirement if Executive works in the same or similar profession during the six-month period following Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A). Executive will be considered to have retired if Executive performs services for a nonprofit organization following Executive’s Separation from Service (as determined by Sun Microsystems, Inc. in accordance with Code § 409A). Sun shall make the determination of whether Executive has retired in its sole discretion.

“Mutual Agreement” for purposes of this Agreement means that both Executive and Sun agree that Executive’s employment should terminate.

“Material Job Change” for purposes of this Agreement means Executive’s job is re-leveled downward and Sun has determined, in its sole discretion, that the re-leveling constitutes a material job change.

“Workforce Reduction” for purposes of this Agreement means Executive’s employment is terminated because of the elimination or coordinated reduction of jobs within Executive’s group, division, department or branch due to a corporate transaction or reorganization, technology change, funding reduction, reduced workload or similar occurrence (including an outsourcing arrangement or divestiture).

“Involuntary Termination” for purposes of this Agreement means termination of Executive’s employment by Sun for any reason except for Cause.

“Cause” for purposes of this Agreement means (i) gross misconduct as described in your Written Statement of Terms and Conditions of Employment or (ii) documented unsatisfactory job performance. Sun shall make this determination in its sole discretion.

Conditions Under Which Executive Will Not Receive Benefits

Executive will not receive Benefits if any of the following apply:

•	Executive is involuntarily terminated with Cause or as a result of disability.

•	Executive is entitled to or has received payments under a change of control agreement.

•

Executive voluntarily terminates employment (including as a result of disability) other than due to Retirement, Mutual Agreement or Material Job Change, even if Executive claims “constructive termination,” prior to Executive’s termination date as set forth in Executive’s Termination Letter.

•

Executive declines a written offer of a “Comparable Job” at Sun for which, in Sun’s judgment, Executive is reasonably qualified. A “Comparable Job” is a job within 50 miles of Executive’s current job location at the same or higher salary/job grade as the current job and with at least the same total target cash compensation opportunity. A Comparable Job need not involve the same duties and responsibilities as Executive’s current job.

•	Executive accepts another regular job at Sun before Executive’s employment at Sun terminates.

•	Executive is on an unpaid personal non-FMLA, non-Military Leave of Absence on the date of the Termination Letter.

•

Executive begins working for another employer (whether regular or temporary) before Executive’s employment at Sun terminates. Executive is required to immediately notify Sun in writing if Executive begins another job prior to Executive’s termination date.

•

Executive’s job is re-leveled for any reason, for example, to reflect Executive’s current job duties and responsibilities or to reflect any changes in Executive’s job duties and responsibilities, unless the job re-leveling is a Material Job Change.

•

For Severance Benefits only, Executive does not timely sign the Release & Waiver or Executive timely signs the Release & Waiver but Executive revokes it within the seven calendar day revocation period.

•	Executive’s employment terminates due to death.

Taxes and Other Deductions

Sun will withhold all appropriate federal, state, local, income and employment taxes from Executive’s benefit payments.

Bonus Programs

The Agreement does not change the terms of any bonus program for which Executive may have been eligible at the time of Executive’s termination with Sun. Accordingly, if Executive is eligible for a bonus payment under a program operated on a quarterly or fiscal year basis (such as SMI Bonus) and terminates employment prior to the last day of a quarter or fiscal year, Executive will not be eligible to receive the bonus for the quarter or fiscal year in which Executive terminates employment, except to the extent the bonus program provides otherwise. Unless the bonus program provides otherwise, bonus program payments will not be prorated for a partial quarter's or year's participation.

Administration and General Provisions

Executive’s rights and participation in any other Sun benefit plan at termination of employment are governed solely by the terms of those other plans.

Unfunded Agreement

All benefits are paid from Sun’s general funds, and Executive is an unsecured general creditor of Sun. Nothing contained in the Agreement creates a trust fund of any kind for Executive’s benefit or creates any fiduciary relationship between Executive and Sun with respect to any of Sun’s assets. Sun is under no obligation to fund the benefits provided under the Agreement prior to payment.

Benefits Cannot Be Assigned

The rights of any person to any benefit under the Agreement may not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including bankruptcy, garnishment, attachment or other creditor's process. Any act in violation of this rule shall be void.

No Employment Rights

Nothing in the Agreement may be deemed to give any individual a right to remain employed by Sun or affect Sun’s right to terminate an individual’s employment at any time, with or without cause.

Legal Construction

The Agreement is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, to the extent not preempted by ERISA, California law. If any provision of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Agreement shall continue to be fully effective.

Interpretation and Delegation

Sun has full discretionary authority to administer and interpret the Agreement, including the exclusive right to adopt rules and procedures to implement the Agreement, to interpret in its sole discretion, provisions of the Agreement, to decide any questions in connection with the administration of the Agreement, or relating to any claim for Benefits, including, whether an individual is eligible for Benefits and the amount of Benefits. Sun may delegate its responsibilities to other persons, which includes delegation of discretion. Subject to the claims and appeal procedures, the decisions of Sun and its delegatees relating to the Agreement are final and binding on all persons.

SUN MICROSYSTEMS LTD

By:	/s/ Michael Dunlop
Michael Dunlop
Title: HR Director, Sun Microsystems UK LTD

Date:	July 9, 2008

/s/ Peter Ryan	July 9, 2008
Peter Ryan	Date